Mail Stop 4561
									January 13, 2006

Mr. Kevin J. High
President
Cytation Corporation
251 Thames Street, No. 8
Bristol, RI 02809

      Re:	Cytation Corporation
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 Form 10-QSB for Fiscal Quarter Ended June 30, 2005 File No. 814-00675

Dear Mr. High:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief